Exhibit 10.14
October 5, 2006
Tom Reilly

Dear Tom:
     This letter will serve as an offer of employment to you with ArcSight, Inc. as ArcSight’s Chief Operating Officer. You will work in this capacity on a full-time basis, giving your best efforts to the performance of your duties.
     In this position, your salary will be $25,000 per month, earned and paid semi-monthly. Additionally you will be eligible to receive up to 35% of annual base salary, at plan, in the form of an annual bonus and up to a maximum of 100% in the event the Company exceeds certain milestones. This will be paid if both you and the Company achieve certain milestones. These milestones will be communicated to you shortly after you join ArcSight. You may begin to participate in ArcSight’s bonus plan beginning Fiscal Year 2007 (5/1/06 – 4/30/07) prorated from start date.
     In addition, subject to approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an incentive stock option, to the extent allowed under the Internal Revenue Code, to acquire 3% (as of 10/5/06) of all issued and outstanding shares of the Company’s Common Stock and Preferred Stock, on a fully exercised and as converted basis, and all issued and outstanding securities convertible into, exercisable for or providing the right to acquire the Company’s Common Stock or Preferred Stock, at an exercise price equal to the fair market value of the shares on the date the option is granted or your first date of employment, whichever is later. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason (subject to the paragraph below regarding additional vesting after an Involuntary Termination following a Change in Control) before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in your Stock Option Agreement.
     In addition you will be granted an incentive stock option, to the extent allowed under the Internal Revenue Code, to acquire 1% (as of 10/5/06) of all issued and outstanding shares of the Company’s Common Stock and Preferred Stock, on a fully exercised and as converted basis, and all issued and outstanding securities convertible into, exercisable for or providing the right to acquire the Company’s Common Stock or Preferred Stock, at an exercise price equal to the fair market value of the shares on the date the option is granted or your first date of employment, whichever is later. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason (subject to the paragraph below regarding additional vesting after an Involuntary Termination following a Change in Control) before you vest in the shares. Subject to achieving certain performance milestones within the

Tom Reilly
October 5, 2006

first twelve months of your employment with the Company you will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in your Stock Option Agreement. These performance milestones will be communicated to you shortly after you join ArcSight.
     If the Company is subject to a Change in Control (as defined in the ArcSight, Inc. 2002 Stock Plan) prior to the first anniversary of your employment start date before your service with the Company terminates and you are subject to an Involuntary Termination (as defined in your Notice of Stock Option Grant) within twelve months after that Change in Control, then you shall become vested in an additional 50% of the unvested option shares as of your termination date. Should the Change of Control occur on or after the first anniversary of your employment start date and you are subject to an Involuntary Termination (as defined in your Notice of Stock Option Grant) within twelve months after that Change in Control then you shall become vested in 100% of your options as of your termination date. In addition, following the Involuntary Termination, the Company will pay you severance pay for a period of twelve (12) months following the termination of your employment. Your severance pay will be at the rate of your base salary in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures, provided that such severance pay will be paid in a manner to be exempted under, or compliant with, Section 409A of the Internal Revenue Code. However, this paragraph will not apply unless you (i) sign a general release of claims (in a form reasonably prescribed by the Company,) and (ii) have returned all Company property.
     As an employee, you will be eligible to participate in health and welfare benefits in accordance with ArcSight, Inc.’s standard plan. In addition, you will accrue three (3) weeks (15 business days) of vacation per year pursuant to ArcSight, Inc.’s vacation policy.
     You are required to follow ArcSight, Inc.’s policies and practices. You will also have access to certain of ArcSight, Inc.’s trade secrets, staff, customers, and confidential and proprietary information. Accordingly, we ask that you sign the attached Proprietary Information and Inventions Agreement.
     While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     Please understand that your employment at ArcSight, Inc. is for no specified period of time. It is an at-will employment relationship, and either you or ArcSight, Inc. may terminate the relationship at any time, for any reason, with or without cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment

Tom Reilly
October 5, 2006

may be terminated. It supersedes any prior agreement or representation. If any term of this paragraph conflicts with any practice or policy of ArcSight, Inc., now or in the future, the terms of this paragraph will control. The terms of this paragraph may not be changed except by written agreement signed by you and the President of ArcSight, Inc.
     This offer is contingent upon your completion and execution of all employment documents, as well as your ability to provide proof of identification and authorization to work in the United States, (within three business days of your start date) and upon the completion and acceptance of all information related to your background check, even if this information is not known until after your employment commences
     This offer will expire at the end of business day on October 9, 2006, unless accepted by you on the terms contained herein.
     Finally, this offer letter sets forth all the material terms of your employment. By signing it, and thereby accepting employment at ArcSight, Inc., you acknowledge that you have not relied upon any other written or oral statements concerning the terms of your employment.
     Please indicate your agreement with the terms of this letter by signing and dating one (1) copy each of both the enclosed offer letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me.
     We look forward to having you on board!
Sincerely,
/s/ Robert Shaw
Robert Shaw
Chairman & CEO
ArcSight, Inc.
     I, Tom Reilly, accept this offer:

/s/ Tom Reilly

Dated: